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                                                                    EXHIBIT 23.5


                       [SALOMON SMITH BARNEY LETTERHEAD]




The Board of Directors
American Bankers Insurance Group, Inc.
11222 Quail Roost Drive
Miami, Florida 33157-6596

Members of the Board:

         We hereby consent to the (i) inclusion of our opinion letter to the Board of Directors of American Bankers Insurance Group, Inc. ("American Bankers"), dated December 21, 1997, as Annex IV to the Proxy Statement/Prospectus of American Bankers and American International Group, Inc. ("AIG"), dated January 30, 1998, relating to the proposed merger transaction involving American Bankers and AIG and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "Summary -- Recommendation to Shareholders", "The Merger -- Background of the Merger", "-- Projections", "-- Reasons for the Merger; Recommendations of the American Bankers Board" and "-- Opinion of American Bankers' Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                        SALOMON SMITH BARNEY


New York, New York
January 30, 1998